Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Cathay General Bancorp	Contact: Heng W. Chen
777 N. Broadway	(626) 279-3652
Los Angeles, CA 90012

Cathay General Bancorp Announces

Retirement of Chief Risk Officer of Cathay Bank and Appointment of Successor

Los Angeles, January 17, 2025: Cathay General Bancorp (Nasdaq: CATY), the holding company for Cathay Bank, announced that Mr. Kim R. Bingham will retire as Chief Risk Officer of Cathay Bank, effective January 21, 2025. Mr. Bingham will continue to serve Cathay Bank as Executive Vice President, Special Advisor to the Office of the President for a transition period that is anticipated to end on or about March 31, 2025, but will no longer be a designated executive officer of Cathay Bank.

Succeeding Mr. Bingham is Ms. Diana Deen, who will join Cathay Bank as Executive Vice President and Chief Risk Officer effective January 21, 2025, and will be a designated executive officer of Cathay Bank.

Diana Deen, age 62, has over 20 years of banking experience and has held key leadership roles in areas of risk management and compliance, overseeing information technology and operational strategies focused on business transformation. Most recently, she was with Bank of the West (now part of Bank of Montreal) from 2018 to 2023, where she served as Executive Vice President, Head of Operational Risk for its Basel Operational Risk Program and was appointed as the Chief Ethics and Conduct Officer in 2022. Prior to that, she served as Executive Vice President, Head of International Risk Oversight at Wells Fargo between 2013 and 2017 and was the Managing Director, Head of Global Compliance Strategy, Technology and Operations at JPMorgan Chase between 2008 and 2013 where she oversaw enterprise-wide strategic and remedial activities.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp (Nasdaq: CATY) is the holding company for Cathay Bank, a California state-chartered bank. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Founded in 1962, Cathay Bank offers a wide range of financial services and currently operate over 60 branches across the United States in California, New York, Washington, Texas, Illinois, Massachusetts, Maryland, Nevada, and New Jersey. Overseas, it has a branch outlet in Hong Kong, and a representative office in Beijing, Shanghai, and Taipei. To learn more about Cathay Bank, please visit www.cathaybank.com.